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                                                                     Exhibit 9.1

                                                              Employee No.______

                             Voting Rights Agreement

        This Agreement is entered into as of _____________________, between Ho-Shang Lee ("Lee") and the undersigned person ("Shareholder"), with respect to all of the shares in DiCon Fiberoptics, Inc. ("Company") now or hereafter owned by Shareholder ("Shares").

1.      Voting of Shares

        1.1 Voting. Lee shall have the exclusive right and discretion to vote all the Shares in person or by proxy at all shareholder meetings and in all proceedings in which the vote or consent of shareholders may be required or authorized. The voting rights granted to Lee under this Paragraph shall be deemed an irrevocable proxy under California General Corporation Law Section 705(e)(5) and shall continue in full force and effect until this Agreement is terminated under Paragraph 7.

        1.2 Proxy Materials. Shareholder hereby authorizes the Company to send all proxy materials directly to Lee, and Shareholder agrees to send all proxy materials Shareholder receives to Lee.

2.      Legend on Share Certificates

        Each certificate for Shares shall have conspicuously endorsed on it the following words:

        "The shares represented by this certificate are restricted by the provisions of a Voting Rights Agreement between Shareholder and Ho-Shang Lee. All provisions of the Voting Rights Agreement are incorporated by reference in this certificate. A copy of the Agreement may be inspected at the principal office of DiCon Fiberoptics, Inc."

3.      Transferees

        The provisions of this Agreement shall be effective against any transferee of shares in the Company now or hereafter owned by Shareholder.

4.      Other Activities of Lee

        Lee may own shares in the Company and may serve the Company as an officer or director or in any other capacity, and may receive compensation from the Company for such services.



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5.      Replacement of Lee

           Lee hereby authorizes the Company to appoint a successor to Lee hereunder in case of Lee's death, resignation, or inability to act.

6.      Lee's Liability

        Lee shall not be liable for any error of judgment or mistake of fact or law, or for any act or omission made in good faith in connection with his powers under this Agreement, except for his willful misconduct or gross negligence.

7.      Term of Agreement

        This Agreement shall terminate upon any of the following:

        7.1 Determination of Board. The determination of the Board of Directors of the Company that this Agreement shall be terminated.

        7.2 Public Offering. The consummation of a public offering for any of the common stock of the Company registered under the Securities Act of 1933, as amended, on SEC Form S-1 or any successor form.

8.      General Provisions

        8.1 Successors. This Agreement shall inure to the benefit of the parties hereto and their successors and assigns, and is binding upon the heirs, successors, assigns, administrators, executors and other legal representatives of the parties hereto.

        8.2 Third-Party Beneficiary. The Company is a third-party beneficiary of this Agreement and shall be entitled to enforce any of the provisions of this Agreement against Shareholder.

        8.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California without regard to California conflict of law principles.


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Ho-Shang Lee                            (Signature of Shareholder)


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                                        (Print name of Shareholder)



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